Exhibit 99.1

Patriot Names Bank President Richard Muskus, Jr. to Company’s Board of Directors

STAMFORD, Conn., July 24, 2017 (GLOBE NEWSWIRE) -- Richard Muskus, Jr., President of Patriot National Bancorp, Inc. (the “Company”) (NASDAQ: PNBK) and its wholly-owned subsidiary, Patriot Bank, N.A. (“Patriot”), has been elected to the community banking Company’s Board of Directors.  Patriot is headquartered in Stamford, CT and has 10 locations across Fairfield and New Haven Counties in Connecticut and Westchester County, New York.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/34a36426-6476-4055-9915-1689637ed93e

In January 2017, Mr. Muskus, 49, was elevated to president, having formerly served as the institution’s Executive Vice President and Chief Lending Officer. He has spent his career in financial services and community banking.

Patriot Bank has recorded multiple strong fiscal quarters and proven earnings stability. Last week, the Bank announced its intention to begin making quarterly dividends for shareholders of its stock, another sign of its continuing strong performance.

The Bank reinstated its dividend policy, which was suspended during the financial crisis, by declaring a quarterly dividend of $.01 per share. The record date for this quarterly dividend will be July 24, 2017, with a dividend payment date of August 1, 2017.

At the end of the 2016 fiscal year, Patriot surpassed the three quarters of a billion-dollar milestone, with strong growth continuing into 2017. In the first fiscal quarter of 2017, Patriot reported net income of $1,730,000, or $0.44 per diluted share, a 165% increase over the prior year. First quarter earnings also increased 66% over the prior quarter.

“Patriot Bank’s consistent growth and market success over recent years is very exciting and demonstrates the successful strategic vision the board and bank’s executive leadership have put into place and that has put us ahead of our peer banks,” said Mr. Muskus.

Mr. Muskus is a lifelong resident of Greenwich, CT, where he lives with his wife, Lindsay, and three children. He earned his Bachelor of Science in Accounting at Bentley University in Waltham, MA with a concentration in corporate taxation.

He is Director Emeritus and former President of the Board of Directors of the Transportation Association of Greenwich, CT, a nonprofit assisting in the transportation of the city’s elderly and disabled residents. He also serves as fiduciary and administrator of the Jane C. Bausman Memorial Scholarship Fund.

About Patriot Bank, N.A.

Patriot Bank, N.A. is headquartered in Stamford, Connecticut and provides consumer and commercial banking services to individuals, government and nonprofit entities, small- and medium-sized businesses and professionals. Patriot Bank currently operates 10 full-service branches, 8 in Connecticut and 2 in New York. Patriot Bank was founded in 1994.

Contact: Butler Associates, LLC Public Relations
Tom Butler 646-213-1802 / TButler@ButlerAssociates.com
Kaylyn Alexander 646-213-1366 / KAlexander@ButlerAssociates.com